UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TANGER FACTORY OUTLET CENTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on or about May 4, 2015, Tanger Factory Outlet Centers, Inc. provided the following information to certain shareholders:

Dear Shareholder:

By now, you have likely received the ISS report on our 2015 Proxy Statement.  While ISS has recommended in favor of the election of each of our directors, they have recommended an AGAINST vote with regard to the advisory vote on Say-on-Pay and our compensation program.  Needless to say, we are very disappointed in the ISS recommendation as we feel strongly that ISS failed to recognize the following:

•	Industry Leading Long-Term Stock Performance

◦	Five years - 119% total shareholder return.

◦	Ten years - 299% total shareholder return.

◦	Since IPO (5/28/93) - 2,094% total shareholder return.

•	Alignment of CEO compensation with Shareholders' interest

◦	Only 23% of CEO 2014 total compensation was paid in cash (most of which is tied to specific operating performance metrics).

◦
The remaining 77% of CEO 2014 compensation was paid in equity with either (A) onerous vesting (five-year vesting plus an additional three year holding period) or (B) performance hurdles (minimum required 8.33% annual absolute return and 50th percentile of peer group).

•
Shareholder Engagement - We have regularly engaged in shareholder outreach programs with the primary purpose of listening to your thoughts on our compensation program.  In the past few years, as a result of such outreach programs and ongoing discussions with investors, we have made the following adjustments to our programs (among many others):

◦	Eliminated tax gross-ups and single trigger in connection with CEO contract.

◦	Implemented meaningful shareholder ownership requirements - 10 times salary for CEO.

◦	Adopted clawback, anti-hedging and anti-pledging policies.

For further details on our Executive Compensation program, please see the attached overview which we previously filed as additional material on April 13, 2015.

We are aware that Proxy season is a very busy time for our investors, and it is not always feasible to discuss these matters on a personalized basis.  However, your vote is very important to us and we respectfully ask that you vote in favor of Say-on-Pay.

Sincerely,

/s/ Chad D. Perry
Executive Vice President,
General Counsel and Secretary